Exhibit 99.1

NXT-ID, Inc. Releases Preliminary Results for the Year and Quarter Ended December 31, 2016

MELBOURNE, Florida, January 18, 2017 -NXT-ID, Inc. (NASDAQ: NXTD) ("NXT-ID" or the "Company"), a security technology company, announces selected preliminary results for the year and quarter ended December 31, 2016.

Revenues were approximately $4,500,000 for the three months ended December 31, 2016 compared to $83,358 for the same period in 2015. Revenues for the year ended December 31, 2016 were approximately $7,700,000 compared to $616,854 for the year ended December 31, 2015. Revenues from the recent LogicMark acquisition were included from July 25, 2016, and accounted for approximately 80% of revenues in the year ended December 31, 2016.

Operating loss for the three months ended December 31, 2016 was approximately $200,000 compared to an operating loss of $3,398,969 for the same period in 2015. The operating loss for the three months ended December 31, 2016 included approximately $500,000 of non-recurring charges related to the LogicMark acquisition and World Ventures card development. Operating loss for the year ended December 31, 2016 was approximately $6,500,000 compared to an operating loss of $10,924,297 for the same period in 2015. The net loss for the three months ended December 31, 2016 was approximately $1,700,000 after interest expense compared to a net loss of $4,036,439 for the three months ended December 31, 2015. The net loss for the year ended December 31, 2016 was approximately $12,000,000 after interest expense and adjustment for change in fair value of derivative liabilities which have since been extinguished. The net loss for the year ended December 31, 2015 was $13,076,854.

" LogicMark continues to perform well and is largely responsible for the 45% increase in revenue for the quarter ended December 31, 2016, over the previous quarter ended September 30, 2016," said Gino Pereira, Chief Executive Officer of NXT-ID, Inc. "We also started to ship production cards to World Ventures in the month of December and they have commenced user testing and evaluation prior to the mainstream launch of the flye smart card. We look forward to continued improvement in our operating results in 2017 with our current business opportunities and new initiatives under develoopment .”

Preliminary Results

The results provided in this press release are preliminary and subject to completion and audit of Nxt-ID's 2016 financial statements in conjunction with the Company's 2016 Form 10-K filing, and therefore they are subject to change.  Nxt-ID intends to report final results for the year ended December 30, 2016 on or about March 30, 2016, after market close.

About NXT- ID Inc. - Mobile Security for a Mobile World

Nxt-ID, Inc. (NASDAQ: NXTD) is a security technology Company providing security for finance, assets and healthcare. The Company’s innovative MobileBio® solution mitigates risks associated with mobile computing, m-commerce and smart OS-enabled devices. With extensive experience in biometric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, the Company partners with industry leading companies to provide solutions for modern payment and the Internet of Things (“IoT”) applications. The Company’s wholly owned subsidiary, LogicMark, LLC, manufactures and distributes nonmonitored and monitored personal emergency response systems (“PERS”) sold through the United States Department of Veterans Affairs (“VA”), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. http://www.nxt-id.com

https://www.logicmark.com

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact :

Corporate info: info@nxt-id.com

Media:

D. Van Zant
1-800-665-0411
press@nxt-id.com

SOURCE NXT-ID, Inc